UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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FEDERAL REALTY INVESTMENT TRUST
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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March 23, 2017

Dear Shareholder:

Please accept our invitation to attend our Annual Meeting of Shareholders on Wednesday, May 3, 2017 at 10:00 a.m. This year’s meeting will be held at AMP by Strathmore located at the Trust’s Pike & Rose property, 11810 Grand Park Avenue, North Bethesda, Maryland.

The business to be conducted at the meeting is described in the formal notice that follows. In addition, management will provide a review of 2016 operating results and discuss the outlook for the future. After the formal presentation, our Trustees and management will be available to answer any questions you may have.

Your vote is important to us. Please take this time to vote via the Internet (www.voteproxy.com) or by telephone (1-800-PROXIES or 1-800-776-9437).

We look forward to seeing you on May 3.

Sincerely,

Joseph S. Vassalluzzo	Donald C. Wood
Non-Executive Chairman of the Board	President and Chief Executive Officer

FEDERAL REALTY INVESTMENT TRUST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 3, 2017

To Our Shareholders:

The 2017 Annual Meeting of Shareholders of Federal Realty Investment Trust will be held at AMP by Strathmore located at 11810 Grand Park Avenue, North Bethesda, Maryland, on Wednesday, May 3, 2017, at 10:00 a.m. for the purpose of considering and acting upon the following:

1.	The election of seven Trustees to serve until our 2018 Annual Meeting of Shareholders.

2.	The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

3.	An advisory vote approving the compensation of our named executive officers.

4.	An advisory vote on the frequency of holding future votes on the compensation of our named executive officers.

5.	The transaction of such other business as may properly come before the Annual Meeting or any adjournment.

Shareholders of record at the close of business on March 14, 2017 are entitled to notice of and to vote at the Annual Meeting.

For the Trustees:

Dawn M. Becker

Executive Vice President—General

Counsel and Secretary

Your vote is important. Even if you plan to attend the meeting, please vote via the Internet (www.voteproxy.com) or by telephone (1-800-PROXIES or 1-800-776-9437) by following the instructions on the Notice of Internet Availability of Proxy Materials or as instructed in the accompanying proxy. If you received or requested a copy of the proxy card by mail or by e-mail, you may submit your vote by mail; however, we encourage you to vote via the Internet or by telephone. These methods are convenient and save us significant postage and processing charges. If you attend the meeting, you may revoke your proxy and vote in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 3, 2017

The 2017 Proxy Statement and 2016 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2016, are available at www.federalrealty.com.

1626 East Jefferson Street, Rockville, Maryland 20852

PROXY STATEMENT SUMMARY

We are providing these proxy materials in connection with the 2017 Annual Meeting of Shareholders (“Annual Meeting”) of Federal Realty Investment Trust (the “Trust”). These materials will assist you in voting your common shares of beneficial interest of the Trust (“Shares”) by providing information on matters that will be presented at the Annual Meeting.

2017 ANNUAL MEETING OF SHAREHOLDERS

Meeting Date:	Wednesday, May 3, 2017
Meeting Location:	AMP by Strathmore, 11810 Grand Park Avenue, North Bethesda, Maryland
Record Date:	March 14, 2017
Proxies:	Dawn Becker and Dan Guglielmone
Inspector of Elections:	Dawn Becker or American Stock Transfer and Trust Company

VOTING MATTERS AND VOTE RECOMMENDATIONS

Proposal	Board Recommendation
The election of seven Trustees to serve until our 2018 Annual Meeting of Shareholders	FOR all nominees
The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017	FOR
An advisory vote approving the compensation of our named executive officers	FOR
An advisory vote on the frequency of voting on the compensation of our named executive officers	ANNUAL VOTE

NOTICE OF ELECTRONIC AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials including this proxy statement and our 2016 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2016 (“Annual Report”), to each shareholder by providing access to such documents on the Internet instead of mailing printed copies unless you previously requested to receive these materials by mail or e-mail. On or about March 23, 2017, we mailed to our shareholders who have not previously requested to receive these materials by mail or e-mail a “Notice of Internet Availability of Proxy Materials” (“Notice”) containing instructions on how to access and review this proxy statement and our Annual Report and how to submit your vote on the Internet or by telephone. You cannot vote by marking the Notice and returning it. If you received the Notice by mail, you will not automatically receive a printed copy of our proxy materials or Annual Report unless you follow the instructions for requesting these materials included in the Notice.

ABOUT THE ANNUAL MEETING

You are receiving these materials because you owned our Shares as of March 14, 2017, the record date established by our Board of Trustees (“Board”) for our Annual Meeting of Shareholders (“Annual Meeting”). Everyone who owned our Shares as of that date, whether directly as a registered shareholder or indirectly through a broker or other nominee, is entitled to vote at the Annual Meeting. We had 72,172,665 Shares outstanding on March 14, 2017. A majority of the Shares entitled to vote at the Annual Meeting must be present in person or by proxy for us to proceed with the Annual Meeting.

As a shareholder, you are entitled to cast one vote per Share; however, as to the election of Trustees, you are entitled to cast one vote per Share for each of the seven open trustee positions. If you hold your Shares in different ways (i.e., joint tenancy, trusts, custodial accounts) or in multiple accounts, you will receive more than one Notice, proxy card, voting instruction form or email, or any combination of these. You should provide voting instructions for all Notices, proxy cards, voting instruction forms and email links you receive.

If you are a registered shareholder owning your Shares directly, you can vote either in person at the Annual Meeting or by proxy without attending the Annual Meeting through one of the following methods:

•	By telephone by dialing 1-800-PROXIES (1-800-776-9437)

•	Through the internet at www.voteproxy.com

•

By completing and signing the accompanying proxy card if you elect to receive shareholder materials by mail. When you return a proxy card that is properly signed and completed, the Shares represented by your proxy will be voted as you specify on the proxy card. If you sign and return your proxy card without indicating how you want your Shares to be voted, Dawn M. Becker and Daniel Guglielmone will vote your Shares in accordance with the recommendations of the Board.

Votes submitted by telephone or through the Internet must be received by 11:59 p.m., eastern daylight time, on May 2, 2017 in order to be counted for the Annual Meeting. Please see the Notice or proxy card for instructions on how to access the telephone and Internet voting systems. If you wish to change your vote, you may generally revoke your original vote by submitting a subsequent proxy.

Abstentions will only be counted as present for determining whether we can hold the Annual Meeting. If you do not vote your Shares, your Shares will not be counted and we may not be able to hold the Annual Meeting. We encourage you to vote by proxy using one of the methods described above even if you plan to attend the Annual Meeting in person so that we will know as soon as possible whether enough votes will be present.

For those of you holding your Shares indirectly through a broker or other nominee, you should receive all proxy materials from them and you must either direct them as to how to vote your Shares, or obtain from them a proxy to vote at the Annual Meeting. Please refer to the notice of internet availability of proxy materials or the voter instruction card used by your broker or other nominee for specific instructions on methods of voting. If you fail to give your broker or other nominee specific instructions on how to vote your Shares with respect to Proposals 1, 3 and 4, your vote will NOT be counted for those matters. It is important for every shareholder’s vote to be counted on these matters so we encourage you to provide your broker or other nominee with voting instructions. If you fail to give your broker or other nominee specific instructions on how to vote your Shares on Proposal 2, your broker or other nominee will generally be able to vote on Proposal 2 as he, she or it determines.

In the future, if you own your Shares directly and would like to receive proxy materials by email, you may register to do so at www.astfinancial.com in which case you will receive an email containing links to our proxy materials. If you own Shares through a broker or other nominee and want to receive proxy materials via email, you must contact your broker or other nominee for instructions. Your election to receive your proxy materials by email delivery will remain in effect for all future annual meetings until you revoke it.

Shareholders can access this Proxy Statement, our Annual Report and our other filings with the Securities and Exchange Commission (“SEC”) on the Investors page of our website at www.federalrealty.com. A copy of our Annual Report, including the financial statements and financial statement schedules (“Form 10-K”) is being provided to shareholders along with this Proxy Statement. The Form 10-K includes certain exhibits, which we will provide to you only upon request addressed to Investor Relations at 1626 East Jefferson Street, Rockville, Maryland 20852. The request must be accompanied by payment of a fee to cover our reasonable expenses for copying and mailing the Form 10-K. If you elected to receive our shareholder materials via the Internet or email, you may request paper copies, without charge, by written request addressed to the address set forth above.

The SEC’s rules permit us to deliver a single Notice or single set of Annual Meeting materials to one address shared by two or more of our shareholders unless we have received contrary instructions from shareholders. This procedure, referred to as “householding”, reduces the volume of duplicate information shareholders receive and can result in significant savings on mailing and printing costs. To take advantage of this opportunity, only one Notice, Proxy Statement and Annual Report is being delivered to multiple shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions. If any shareholder sharing an address with another shareholder wants to receive a separate copy of this Proxy Statement and the Annual Report or wishes to receive a separate proxy statement and annual report in the future, or receives multiple copies of the proxy statement and Annual Report and wishes to receive a single copy, the shareholder should provide such instructions by calling our Investor Relations Department at (800) 937-5449, by writing to Investor Relations at 1626 East Jefferson Street, Rockville, Maryland 20852, or by sending an e-mail to Investor Relations at IR@federalrealty.com.

Questions regarding the Notice, voting or email delivery should be directed to our Investor Relations Department at (800) 937-5449 or by email at IR@federalrealty.com.

OWNERSHIP INFORMATION

OWNERSHIP OF PRINCIPAL SHAREHOLDERS

Based upon our records and the information reported in filings with the SEC, the following were beneficial owners of more than 5% of our Shares as of March 14, 2017:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Our Outstanding Shares (1)
The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	12,222,133	16.9%

BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	7,538,685	10.4%

State Street Corporation(4) State Street Financial Center, One Lincoln Street Boston, MA 02111	5,646,994	7.8%

Vanguard Specialized Funds—Vanguard REIT Index Fund(5) 100 Vanguard Blvd. Malvern, PA 19355	5,419,307	7.5%

Invesco Ltd.(6) 1555 Peachtree Street, NE, Suite 1800 Atlanta, GA 30309	3,705,292	5.1%

(1)	The percentage of outstanding Shares is calculated by taking the number of Shares stated in the Schedule 13G or 13G/A, as applicable, filed with the SEC divided by 72,172,665, the total number of Shares outstanding on March 14, 2017.
(2)	Information based on a Schedule 13G/A filed with the SEC on February 10, 2017 by The Vanguard Group which states The Vanguard Group, an investment advisor, has sole voting power over 201,861 Shares, shared voting power over 99,825 Shares, sole dispositive power over 12,010,147 Shares and shared dispositive power over 211,986 Shares.
(3)	Information based on a Schedule 13G/A filed with the SEC on January 12, 2017 by BlackRock, Inc., which states BlackRock, Inc., a parent holding company, has sole voting power over 6,825,417 Shares and sole dispositive power over 7,538,685 Shares.
(4)	Information based on a Schedule 13G filed with the SEC on February 6, 2017 by State Street Corporation, which states State Street Corporation, a parent holding company, has shared voting and dispositive power over 5,646,994 Shares.

(5)	Information based on a Schedule 13G/A filed with the SEC on February 13, 2017 by Vanguard Specialized Funds—Vanguard REIT Index Fund which states that Vanguard Specialized Funds—Vanguard REIT Index Fund, an investment company registered under Section 8 of the Investment Company Act of 1940, has sole voting power over 5,419,307 Shares.
(6)	Information based on a Schedule 13G filed with the SEC on February 14, 2017 by Invesco Ltd. which states that Invesco Ltd. has sole voting power over 2,064,045 Shares and sole dispositive power over 3,705,292.

OWNERSHIP OF TRUSTEES AND EXECUTIVE OFFICERS

As of March 14, 2017, our Trustees and executive officers beneficially owned the Shares reflected in the table below. This table reflects beneficial ownership determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and includes unvested Shares and options that may be exercised within 60 days of the date of this proxy statement. Except as noted in the footnotes that follow the table, each Trustee and executive officer has sole voting and investment power as to all Shares listed. Fractional Shares have been rounded to the nearest full Share.

Name and Address of Beneficial Owner (1)	Common	Unvested Restricted Shares	Options Currently Exercisable or Exercisable Within 60 Days	Total Shares Beneficially Owned	Percentage of Outstanding Shares Owned (2)
Dawn M. Becker	109,634	11,829	26,627	148,090	*
Jon E. Bortz (3)	8,801	0	0	8,801	*
David W. Faeder	8,458	0	0	8,458	*
Kristin Gamble (4)	26,499	0	0	26,499	*
Daniel Guglielmone	0	15,842	0	15,842	*
Elizabeth I. Holland	0	0	0	0	*
Gail P. Steinel	8,254	0	0	8,254	*
James M. Taylor, Jr.	12,882	0	0	12,882	*
Warren M. Thompson	8,333	0	0	8,333	*
Joseph S. Vassalluzzo	20,001	0	0	20,001	*
Donald C. Wood (5)	243,559	90,362	178,188	512,109	*
Trustees, trustee nominees and executive officers as a group (11 individuals)	446,421	118,033	204,815	769,269	1.1%

*	Less than 1%
(1)	Unless otherwise indicated, the address of each beneficial owner is 1626 East Jefferson Street, Rockville, MD 20852.
(2)	The percentage of outstanding Shares owned is calculated by taking the number of Shares reflected in the column titled “Total Shares Beneficially Owned” divided by 72,172,665, the total number of Shares outstanding on March 14, 2017, plus the number of options for such person or group reflected in the column titled “Options Currently Exercisable or Exercisable Within 60 Days.”
(3)	As to these Shares, voting and investment power is shared with Mr. Bortz’ wife.
(4)	Includes 15,448 Shares as to which Ms. Gamble shares investment power for clients. Includes 1,400 Shares as to which Ms. Gamble is a trustee of a profit sharing plan, of which Ms. Gamble has a direct interest in 581 Shares and of which 581 Shares are owned by Ms. Gamble’s husband’s estate.
(5)	Includes 53,879 Shares owned by Mr. Wood’s wife.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our Trustees, executive officers and any persons who beneficially own more than 10% of our Shares are required by Section 16(a) of the Exchange Act to file reports of initial ownership and changes of ownership of our Shares with the SEC and with the NYSE. To our best knowledge, based solely on review of copies of such reports furnished to us and written representations that no other reports were required, the required filings of all such Trustees and executive officers were filed timely during 2016.

TRUSTEES AND CORPORATE GOVERNANCE INFORMATION

PROPOSAL 1—ELECTION OF TRUSTEES

Our Board of Trustees currently has eight Trustees. At the February 2017 Board meeting, Ms. Kristin Gamble advised the Board that she would not stand for re-election, having served on the Board for more than 20 years and nearing the Board’s retirement age. Ms. Gamble will continue to serve as Trustee through the May 2, 2017 Board meeting. At the time of the Annual Meeting, the Board will have seven Trustee positions and has nominated the remaining seven Board member to stand for election at the Annual Meeting to fill those positions. All trustees elected will hold office until the 2018 Annual Meeting of Shareholders and until their successors have been duly elected and qualified.

During 2016, after discussion with one of our shareholders, the Board modified our Bylaws to provide that in uncontested elections such as this one, a nominee had to receive a majority of votes cast in order to be elected. Previously, a nominee had only to receive a plurality.

The Board recommends a vote FOR each of the nominees.

The following paragraphs provide biographies of each of our nominees that include information regarding the person’s service as a trustee, business experience, service on other boards and areas of skill and expertise that were considered by the Nominating and Corporate Governance Committee and the Board in deciding that such individual should serve on the Board.

Jon E. Bortz, age 60, has served on our Board since 2005. Mr. Bortz is currently the President, Chief Executive Officer and Chairman of the Board of Pebblebrook Hotel Trust, a REIT that acquires and invests in upper upscale hotels in large US cities (from 2009 to the present). Prior to that, Mr. Bortz was Chief Executive Officer and Chairman of the Board of LaSalle Hotel Properties for more than eight years. Mr. Bortz brings to the Board public company, REIT and real estate experience. His experience as chief executive officer of LaSalle Hotel Properties and Pebblebrook Hotel Trust provide a valuable perspective for running a public real estate company while his real estate experience at Jones Lang LaSalle provides fundamental real estate experience critical to our core business.

David W. Faeder, age 60, has served on our Board since 2003. Since 2003, Mr. Faeder has been a Managing Partner of Fountain Square Properties, a diversified real estate company. Over a 10-year period prior to that. Mr. Fader held various positions at Sunrise Senior Living, Inc., a provider of senior living services in the United States, United Kingdom and Canada, including Vice Chairman, President and Executive Vice President and Chief Financial Officer. Mr. Faeder currently serves as a Director of Arlington Asset Investment Corp., a company that acquires and holds mortgage-related and other assets. Mr. Faeder is a valuable member of the Board because of his public company and accounting experience, having previously served as the president and chief financial officer of Sunrise Senior Living, and his real estate investment experience from his time as a private real estate investor.

Elizabeth Holland, age 51, has served on the Board since February 2017. Ms. Holland is the Chief Executive Officer of Abbell Credit Corporation and Abbell Associates, LLC, a seventy-year-old private real estate acquisition, development and management company with a portfolio of shopping center, office, and enclosed mall properties. She has held those roles since 1997. Prior to that, Ms. Holland was a practicing attorney and a fixed income portfolio manager. Ms. Holland is active in the International Council of Shopping Centers and serves as its Chairman of the Board of Trustees until May 2017. The Board views Ms. Holland’s retail real estate expertise and experience as Chairman of ICSC as valuable and complementary skill sets to have on the Board.

Gail P. Steinel, age 60, has served on the Board since 2006. Since 2007, Ms. Steinel has been the owner of Executive Advisors, a company that provides consulting services and leadership seminars. Ms. Steinel’s previous experiences were as Executive Vice President with BearingPoint, Inc., a management and technology consulting firm with responsibility for overseeing the global commercial services business unit and a global managing partner of Arthur Andersen’s business consulting practice. Ms. Steinel is currently a director of MTS Systems Corporation, a provider of mechanical test systems, material testing, fatigue testing and tensile testing equipment as well as motion simulation systems and calibration services. Ms. Steinel has over 25 years of auditing and consulting experience that provides the Board with a helpful perspective on managing risk and systems operations.

Warren M. Thompson, age 57, has served on the Board since 2007. Mr. Thompson is the President and Chairman of Thompson Hospitality Corporation, a food service company that owns and operates restaurants and contract food services, since founding the company in October 1992. Mr. Thompson’s experience running restaurants owned by Thompson Hospitality provides the Board and management with a unique perspective that is shared by a large percentage of the Trust’s retail tenants.

Joseph S. Vassalluzzo, age 69, has served on the Board since 2002. Mr. Vassalluzzo has served as our Non-Executive Chairman of the Board of Trustees since February 2006. From 1997 through 2005, Ms. Vassalluzzo held various positions, including Vice Chairman, with Staples, Inc., a retailer specializing in home, office, and computer products. Mr. Vassalluzzo currently serves as the Non-Executive Chairman of the Board of Office Depot, Inc. Mr. Vassalluzzo’s extensive background in retail and real estate as a result of having served as an executive with Staples, including his responsibility for expanding Staples real estate presence, as well as his service on the boards of a number of retailers provides the board and management with retail and retail real estate expertise that is essential to our core business.

Donald C. Wood, age 56, has served on the Board since 2003. Mr. Wood currently serves as our President and Chief Executive Officer, positions he has held since 2003. Mr. Wood joined the Trust in 1998 and also held the positions of Chief Financial Officer and Chief Operating Officer. Currently, Mr. Wood is a director of Quality Care Properties, Inc., a real estate company focused on post-acute/skilled nursing and memory care/assisted living properties, and has previously served as a director of Post Properties, Inc., Chairman of the Board of the National Association of Real Estate Investment Trusts and a member of the Board of Governors of the International Council of Shopping Centers. Mr. Wood’s tenure with the Trust and his responsibilities as chief executive officer provides the Board with familiarity and details on all aspects of the operations of the Trust.

You are entitled to cast one vote per Share for each of the seven named individuals. Proxies may not be voted for more than seven individuals. The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required for the election of each of the Trustees. If you are a “registered” shareholder and fail to give any instructions on your proxy card on this matter, the proxies identified on the proxy card will vote FOR each of the seven individuals in accordance with the Board’s recommendation. An “abstention” or broker “non-vote” will have no effect on the outcome of the vote on this proposal.

INDEPENDENCE OF TRUSTEES

The Board reviews on an ongoing basis all relationships between us and each Trustee to determine whether each Trustee is independent or otherwise has any relationship to the Trust that could adversely affect the Trustee’s ability to exercise independent judgment and to confirm compliance with our Bylaws which provide that no more than one of our Trustees can fail to qualify as independent under the requirements of the New York Stock Exchange (“NYSE”), the SEC, our Corporate Governance Guidelines and other applicable rules and regulations. Our Corporate Governance Guidelines include a standard that a Trustee’s position as a director of a company with which we do business does not constitute a material relationship so long as payments made by that company do not account for more than five percent (5%) of our gross revenues or more than ten percent (10%) of the gross revenues of that company.

The Board, on recommendation of the Nominating and Corporate Governance Committee, considered all relevant facts and circumstances and determined that all Trustees other than Mr. Wood, our Chief Executive Officer, are independent under the standards of the NYSE, the SEC, our Corporate Governance Guidelines and applicable law for Board and Committee Service. In making that determination, the Board took into account those relationships between us and our Trustees described in the “Certain Relationships and Related Transactions” section below and, with respect to Mr. Bortz, periodic use of Pebblebrook hotels for accommodations for conferences and business trips for various employees and, with respect to Mr. Vassalluzzo, five leases between Office Depot, Inc. and its wholly owned subsidiary, Office Max and the Trust.

IDENTIFYING INDIVIDUALS TO STAND FOR ELECTION AS TRUSTEES

The Nominating and Corporate Governance Committee is responsible for identifying individuals to stand for election as Trustees. The Committee considers whether the current trustees have all of the requisite skills and perspectives necessary to effectively carry out the Board’s oversight function going forward. If the Committee determines that any changes are needed to the size or composition of the Board, the Committee solicits recommendations on new members from other Board members and if no appropriate candidates are identified, the Committee will consider retaining a search firm. Recommendations provided by shareholders will also be considered and will be evaluated on the same basis as all other Board candidates.

In considering any individual to stand for election as a trustee, the Committee takes into account the overall mix of knowledge, experience, skills and expertise needed on the Board, the performance of incumbent trustees, and diversity characteristics such as geography, gender and ethnicity. All candidates for election to the Board should, at a minimum, possess public company, real estate, retail and/or other financial experience and have a history of honesty, integrity and fair dealing with third parties.

Once a candidate is identified who has not previously served on the Board, the candidate meets with other Board members as well as our senior management and the Committee undertakes whatever investigative and due diligence activities it deems necessary to verify the candidate’s credentials, to determine whether the candidate would be a positive contributor to the operations of the Board and a good representative of our shareholders and to confirm that the candidate satisfies all of the independence requirements imposed by the NYSE, the SEC, our Corporate Governance Guidelines and other applicable rules and regulations.

Shareholders may propose a candidate to be nominated for election to the Board by following the procedures outlined in Article II, Section 13 of our Bylaws. Shareholders wanting to present a candidate for consideration as a Trustee for election at the Trust’s 2018 Annual Meeting of Shareholders must provide the Committee with the name of the shareholder proposing the candidate as well as contact information for that shareholder, the name of the individual proposed for election, a resume or similar summary that includes the individual’s qualifications and such other factual information that would be necessary or helpful for the Committee to evaluate the individual. The information should be sent to the Committee, in care of the Trust’s Secretary, by no later than November 23, 2017. A copy of our Bylaws may be obtained by sending a written request to Investor Relations at 1626 East Jefferson Street, Rockville, MD 20852.

BOARD OF TRUSTEES AND BOARD COMMITTEES

Board of Trustees:

The Board of Trustees discharges its responsibilities through regularly scheduled meetings as well as through telephonic meetings, action by written consent and other communications with management. During 2016, the Board of Trustees held four meetings and the non-management, independent Trustees held four executive sessions. Mr. Vassalluzzo, the Non-Executive Chairman of the Board, presided over all Board meetings as well as all executive sessions of the non-management Trustees during 2016. The Non-Executive Chairman of the Board is expected to preside over all future Board meetings and executive sessions of non-management Trustees.

Our Board is directed by a Non-Executive Chairman of the Board. The Board believes that having its own leadership separate from our Chief Executive Officer is the best structure for the Trust because it provides the

Board with an appropriate mechanism to fulfill its oversight responsibilities and hold management accountable for the performance of the Trust and also allows our Chief Executive Officer to focus his time on running our day-to-day business.

Each of the Trustees attended 100% of all meetings of the Board and the Board committees on which each Trustee served during 2016. Our Corporate Governance Guidelines provide that all Trustees are expected to attend all meetings of the Board and the Board committees on which he or she serves as well as the Annual Meeting of Shareholders. All Trustees attended our 2016 Annual Meeting of Shareholders.

Board Committees:

The Board has three standing committees which are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee operates under a written charter which is available in the Investors section of our website at www.federalrealty.com. Each member of these committees meets the independence, experience and, with respect to the Audit Committee, the financial literacy requirements, of the NYSE, the SEC and our Corporate Governance Guidelines. The membership, primary functions and number of meetings during 2016 for each of these standing committees are described below:

Committee Members(1)	Primary Responsibilities	Number of Meetings During 2016

Audit Committee:

Gail P. Steinel* Jon E. Bortz David W. Faeder** Warren M. Thompson	• Selecting the independent registered public accounting firm and approving and overseeing its work; • Overseeing our financial reporting, including reviewing results with management and the independent registered public accounting firm; and • Overseeing our internal systems of accounting and controls • Overseeing risk management, including cybersecurity risk	4

Compensation Committee:

David W. Faeder* Kristin Gamble Gail P. Steinel Joseph Vassalluzzo	• Reviewing and recommending compensation for our senior officers; • Administering our Amended and Restated 2001 Long-Term Incentive Plan (“2001 Plan”) and our 2010 Performance Incentive Plan (“2010 Plan”), including making awards under the 2010 Plan; and • Administering other benefit programs of the Trust	3

Nominating and Corporate Governance Committee:

Warren M. Thompson* Jon E. Bortz Kristin Gamble Joseph S. Vassalluzzo	• Recommending individuals to stand for election to the Board; • Making recommendations regarding committee memberships; and • Overseeing our corporate governance policies and procedures, including Board and Trustee evaluations	4

*	Denotes current chairperson of the committee
**	Denotes our audit committee financial expert.

(1)	When Ms. Gamble’s service as a Trustee ends on May 2, 2017, Ms. Holland will replace Ms. Gamble as a member of the Compensation Committee and the Nominating and Corporate Governance Committee.

RISK MANAGEMENT OVERSIGHT

Although the Board has delegated to the Audit Committee responsibility for overseeing our risks and exposures on an ongoing basis, the entire Board regularly receives updates from management on the continued viability of our business plan, market conditions, capital position, and our business results and specifically reviews potential risks from time to time. The Board reviews that information together with our quarterly and annual financial statements and operating results and short and long-term business prospects to assess the risks that we may encounter and to establish appropriate direction to avoid or minimize the potential impact of the identified risks. Some of the details that are discussed as part of the Board’s review of potential risks facing us include, without limitation: (a) the impact of market conditions on our business; (b) operational risks such as the ability of our tenants to be successful and the ability to grow the company through increasing rents and redeveloping our properties; (c) liquidity and credit risks, including our ability to access capital to run and grow our business and our overall cost of capital and the impact on our profitability; (d) investment risks from acquisitions and our development and redevelopment projects; (e) regulatory risks that may impact our profitability such as environmental laws and regulations, the Americans with Disabilities Act of 1990 and various other federal, state and local laws; (f) REIT risks such as our failure to qualify as a REIT for federal income tax purposes; (g) cybersecurity risks; and (h) general risks inherent in the real estate industry.

TRUSTEE COMPENSATION

Non-employee Trustees received the following fees for their service on the Board in 2016:

Annual Retainer for Non-Employee Trustees	$175,000
Annual Retainer for Non-Executive Chairman	$250,000
Annual Fee for Audit Committee Chairman	$20,000
Annual Fee for Compensation Committee Chairman	$10,000
Annual Fee for Nominating Committee Chairman	$10,000

The annual retainers for our Trustees are paid sixty percent (60%) in Shares and forty percent (40%) in cash and all chair fees are paid in cash. The equity portion of the annual retainer for 2016 was paid in Shares on January 3, 2017 with the number of Shares received by each Trustee determined by dividing the amount of the annual retainer to be paid in Shares by $142.11, the closing price of our Shares on the NYSE on December 30, 2016, the last business day prior to the date the Shares were issued. Each Trustee is required to hold at all times an amount of Shares valued at least at five times the amount of the cash portion of the annual retainer. As of December 31, 2016, all Trustees then serving on the Board complied with the required level of stock ownership.

In addition to the annual retainer described above, Mr. Vassalluzzo receives administrative support for both Trust business and personal use from our regional office in Wynnewood, Pennsylvania. There were no additional fees paid or services provided to any Trustee for service on any of the Board committees or for attendance at any Board or committee meetings other than those described above.

Total compensation awarded to Trustees for service in 2016 was as follows:

Name	Fees Earned or Paid in Cash	All Other Compensation	Total
(1)	($)(2)(3)	($) (4)	($)
Jon E. Bortz	$175,000	$—	$175,000
David W. Faeder	$185,000	$—	$185,000
Kristin Gamble	$175,000	$—	$175,000
Gail P. Steinel	$195,000	$—	$195,000
Warren M. Thompson	$185,000	$—	$185,000
Joseph S. Vassalluzzo	$250,000	$7,378	$257,378

Total	$1,165,000	$7,378	$1,172,378

(1)	Elizabeth Holland became a Trustee on February 1, 2017.
(2)	For each Trustee other than Mr. Vassalluzzo, $105,000 of this amount was paid in Shares and for Mr. Vassalluzzo, $150,000 of this amount was paid in Shares.
(3)	As of December 31, 2016, Mr. Bortz owned 8,062 Shares; Mr. Faeder owned 7,719 Shares; Ms. Gamble owned 9,493 Shares; Ms. Steinel owned 7,515 Shares; Mr. Thompson owned 7,594 Shares; and Mr. Vassalluzzo owned 18,945 Shares.
(4)	The amount in the “All Other Compensation” column represents our estimated value of the administrative services we made available to Mr. Vassalluzzo. We believe there is no incremental cost to us of providing this administrative support.

For 2017, the annual retainer for non-employee Trustees will be $190,000 and for our Non-Executive Chairman of the Board will be $265,000. No other changes were made to any Trustee compensation for 2017.

COMMUNICATIONS WITH THE BOARD

Any shareholder of the Trust or any other interested party may communicate with the Board as a whole, the non-management Trustees of the Board as a group, the Non-Executive Chairman of the Board, and/or any individual Trustee by sending the communication to the Trust’s corporate offices at 1626 East Jefferson Street, Rockville, MD 20852 in care of the Trust’s Secretary. All such communication should identify the party to whom it is being sent, and any communication which indicates it is for the Board of Trustees or fails to identify a particular Trustee will be deemed to be a communication intended for the Trust’s Non-Executive Chairman of the Board. The Trust’s Secretary will promptly forward to the appropriate Trustee all communications she receives for the Board or any individual Trustee which relate to the Trust’s business, operations, financial condition, management, employees or similar matters. The Trust’s Secretary will not forward to any Trustee any advertising, solicitation or similar materials.

OTHER CORPORATE DOCUMENTS

The Board of Trustees has adopted a Code of Ethics for senior financial officers as well as a Code of Business Conduct that applies to all of our Trustees and employees. In addition, the Board operates under Corporate Governance Guidelines. The Code of Ethics for our senior financial officers, our Code of Business Conduct and our Corporate Governance Guidelines are available in the Investors section of our website at www.federalrealty.com.

AUDIT INFORMATION

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Trust filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Trust specifically incorporates this Report by reference therein.

Our role as the Audit Committee is to oversee the financial reporting process on behalf of the Board, including oversight of the Trust’s management, internal auditor and independent registered public accounting firm in their performance of the following functions:

•

Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”) and for management’s report on internal control over financial reporting

•

Grant Thornton, LLP (“GT”), the Trust’s independent registered public accounting firm, is responsible for auditing the consolidated financial statements and expressing an opinion on the financial statements and the effectiveness of internal control over financial reporting

•

PricewaterhouseCoopers LLP (“PwC”) , the Trust’s internal audit firm, is responsible for the Trust’s internal audit function including oversight of the ongoing testing of the effectiveness of our internal controls

The Audit Committee meets at least quarterly and at such other times as it deems necessary. The Audit Committee held four meetings in 2016 and met three times with GT in executive session without management being present and met with PwC three times including once without management being present.

During 2016, the Audit Committee:

•

Reviewed with management and GT, individually and collectively, all annual and quarterly financial statements and operating results prior to their issuance. Management has advised the Audit Committee that all financial statements were prepared in accordance with GAAP;

•	Discussed with GT matters required to be discussed pursuant to applicable audit standards, including the reasonableness of judgments and the clarity and completeness of financial disclosures;

•

Reviewed and discussed with GT and PwC, individually and collectively, the ongoing assessment and testing of the Trust’s systems of internal controls and procedures. As part of its 2016 audit of our financial statements, GT independently reviewed our system of internal controls and procedures and issued an unqualified report thereon;

•

Discussed with GT matters relating to GT’s independence from the Trust and received written confirmation from GT that GT is not aware of any relationships, that in their professional judgment may impair their independence; and;

•

Monitored the non-audit services provided by GT to ensure that performance of such services will not adversely impact GT’s independence. That included approval of the non-audit services for 2017 described in the “Ratification of Independent Registered Public Accounting Firm” section below and an audit for one of our consolidated properties with partners.

Based on the Audit Committee’s reviews and discussions with GT, PwC and management, the Audit Committee recommended to the Board of Trustees that the Board approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

Submitted by:

Gail P. Steinel, Chairperson

Jon E. Bortz

David W. Faeder

Warren M. Thompson

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the amount of fees billed or expected to be billed by GT for the years ended December 31, 2016 and 2015:

	2016	2015
Audit Fees(1)	$652,808	$654,051
Audit-Related Fees(2)	61,950	59,063
Tax Fees(3)	255,791	287,854
Other	0	0

Total	$970,549	$1,000,968

(1)	Audit fees include all fees and expenses for services in connection with: (a) the audit of our financial statements included in our annual reports on Form 10-K; (b) Sarbanes-Oxley Section 404 relating to our annual audit; (c) the review of the financial statements included in our quarterly reports on Form 10-Q; and (d) consents and comfort letters issued in connection with debt offerings and common Share offerings. These figures do not include $15,750 in 2015 we paid to GT as our 30% share of the cost of the 2015 financial statement audits of our joint venture with affiliates of a discretionary fund created and advised by Clarion Partners. On January 13, 2016 we acquired the Clarion Partners interest in the joint venture arrangement.
(2)	Audit-related fees include the audit of our employee benefit plan and certain property level audits.
(3)	$246,070 and $234,224 of the amounts shown for 2016 and 2015, respectively, relate solely to tax compliance and preparation, including the preparation of original and amended tax returns and refund claims and tax payment planning. These figures do not include $6,645 in 2016 and $3,210 in 2015 we paid to GT as our 30% share of the cost of tax return preparation for our joint venture with affiliates of a discretionary fund created and advised by Clarion Partners. On January 13, 2016 we acquired the Clarion Partners interest in the joint venture arrangement. The remaining amounts relate to requested tax research, none of which research related to tax shelters.

The Audit Committee pre-approved all services provided by GT in 2016.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is asking shareholders to ratify its selection of GT as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Our organizational documents do not require ratification of the selection of our independent registered public accounting firm; however, we believe that it is a matter of good corporate practice to do so. If the selection of GT is not ratified, the Audit Committee may reconsider whether to retain GT. Even if the selection of GT is ratified, the Audit Committee may change the appointment of GT at any time if it determines such a change would be in the best interests of the Trust and our shareholders.

The Board recommends a vote FOR this proposal.

A representative of GT will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and answer appropriate questions from shareholders.

The Audit Committee believes that GT is qualified to serve as our independent registered public accounting firm. GT is familiar with our affairs and financial procedures having served as our independent accountant since June 2002 and is registered with the Public Company Accounting Oversight Board.

As required by its charter, the Audit Committee has approved the following non-audit services for 2017, the scope and amount of which has remained unchanged for the last few years:

•

tax planning and other consultation for purposes of structuring acquisitions, dispositions, joint ventures and other investment or financing opportunities as well as consultation associated with financial reporting matters up to a maximum of $100,000;

•	issuance of comfort letters and consents in connection with capital markets transactions up to a maximum of $150,000;

•	issuance of audit opinions related to acquisition audits required under Rule 3-14 of Regulation S-X up to up to a maximum of $125,000; and

•	agreed upon procedures covering the Trust’s letter to the State of California Department of Environmental Quality up to up to a maximum of $3,750.

Audit Committee approval is required for additional non-audit services or for non-audit services that exceed the above limits.

The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve this proposal. If you fail to give any instructions on your proxy card on this matter, the proxies identified on the proxy card will vote FOR this proposal. An “abstention” or broker “non-vote” will have no effect on the outcome of the vote on this proposal, however, if you fail to give instructions to your broker, your broker may have authority to vote the shares for this proposal.

EXECUTIVE OFFICER AND COMPENSATION INFORMATION

EXECUTIVE OFFICERS

Our current “named executive officers” are:

Name	Age	Position
Donald C. Wood	56	President and Chief Executive Officer
Daniel Guglielmone (1)	50	Executive Vice President—Chief Financial Officer and Treasurer
Dawn M. Becker	53	Executive Vice President—General Counsel and Secretary

(1)	Mr. Guglielmone became the Trust’s Executive Vice President—Chief Financial Officer and Treasurer on August 15, 2016. Mr. James M. Taylor, Jr. served as the Trust’s Executive Vice President—Chief Financial Officer and Treasurer from January 1, 2016 through May 19, 2016.

Donald C. Wood, Information for Mr. Wood is provided above in “Proposal 1—Election of Trustees.”

Daniel Guglielmone, Executive Vice President—Chief Financial Officer and Treasurer of the Trust (since August 2016) with responsibility for overseeing the Trust’s capital markets, financial reporting, investor relations, corporate communications and East Coast acquisitions; Senior Vice President—Acquisitions & Capital Markets of Vornado Realty Trust (2003—2016); Director of the real estate and lodging group of Salomon Smith Barney / Citigroup (1993—2003) and the retail division of Douglas Elliman Commercial Real Estate (1989 to 1992).

Dawn M. Becker, Executive Vice President—General Counsel and Secretary (since April 2002) with responsibility for overseeing various of the Trust’s corporate functions including the Trust’s Legal, Human Resources and Information Technology Departments; and prior to that time, various officer positions with the Trust, including Executive Vice President—Managing Director Mixed Use Operations (2015 to 2016), Executive Vice President—Chief Operating Officer (2010 to 2015) and Vice President—Real Estate and Finance Counsel (2000 to 2002).

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation, Discussion and Analysis (“CD&A”) describes the material components of, and the material factors and considerations behind, the compensation and benefits paid to our named executive officers for 2016 who are:

•	Donald C. Wood, President and Chief Executive Officer;

•	Daniel Guglielmone, Executive Vice President—Chief Financial Officer and Treasurer (effective August 15, 2016);

•	Dawn M. Becker, Executive Vice President—General Counsel and Secretary; and

•	James M. Taylor, Jr., former Executive Vice President—Chief Financial Officer and Treasurer (January 1—May 19, 2016)

You will be asked in Proposal 3 of this proxy statement to provide a non-binding, advisory vote on the compensation of our named executive officers as described in the following sections of this proxy statement. Please keep that in mind as you review the CD&A, summary compensation table, the supplemental tables and narrative disclosures that follow.

At our 2016 annual shareholder meeting, approximately 94% of the votes cast at the meeting supported our advisory vote on compensation for our named executive officers. We believe this strong level of support reflected a high degree of shareholder confidence in our executive compensation programs, and as a result, no changes were made to the compensation programs for our named executive officers in 2016.

2016 Performance Highlights:

Financial:

•     Generated more than $800 million of gross revenues—a record level that is 7.7% more than 2015 gross revenues

•     Grew net income available for common shareholders by $40 million to a record $249 million

•     Record level of FFO[1] of $406 million, resulting in FFO per share of $5.65—an increase of 6.2% over 2015 (excluding 2015 impact of debt prepayment charge)

•     Raised $566 million of capital, including the issuance of 30-year unsecured notes at an effective interest rate of 3.75%, the lowest in the REIT sector

•     Increased our annual dividend for the 49th consecutive year

Operational:

•     Increased cash basis rents by 13% on 346 new and renewal leases for space where there was a prior tenant; will generate more than $6 million of additional rent per year

•     Opened Splunk as the tenant in our 234,500 square foot office building at Santana Row

Strategic:	• Acquired our partner’s 70% interest in a six property portfolio • Hired Daniel Guglielmone as our Chief Financial Officer
Environmental/ Social/ Governance:

•     Received a 4 Green Star rating from Global Real Estate Sustainability Benchmark and ranked 1st in North America for Health and Wellness

•     Received Seal of Approval Awards from the Alliance for Workplace Excellence for Overall Excellence (9th consecutive year), Health and Wellness (9th consecutive year) and EcoLeadership (6th consecutive year)

•     Installed 9 new solar rooftop systems to bring our total count to 19. These 19 solar installations are projected to generate on an annualized basis 12,265 MWH of electricity, offsetting 18.6 million pounds of CO2

[1]

FFO (Funds From Operations) is a supplemental non-GAAP financial measure of real estate companies’ operating performances. See Appendix A to this proxy statement for additional information about FFO and a reconciliation of FFO to net income.

Compensation Philosophy and Objectives:

We believe in “pay for performance” compensation programs in which a majority of our executives’ compensation is tied to company success in meeting predetermined performance objectives and creating long-term shareholder value. This strategy motivates our executives to achieve our annual and longer-term strategic and financial goals, aligns our executives with our shareholders and recognizes the executives’ contributions in delivering strong corporate performance. We accomplish this by providing a strong link between an executive’s total earnings opportunity and both our short-term and long-term goals. We set levels of compensation for each executive that are competitive with the market in order to ensure that we can attract and retain high-caliber executives in the marketplace in which we compete for talent. The key principles guiding our compensation programs and decisions are:

Competitive Compensation Levels:	• Total compensation levels competitive with the marketplace • Aggregate compensation levels reasonable in the context of our overall cost structure and that support our business strategy

Significant “At Risk” Compensation:	• Relatively small portion of compensation is guaranteed • Significant portion of compensation varies based on our short-term and long-term performance

Variability based on Individual Performance:	• Amount earned by an executive varies based on the individual’s performance and overall contribution and value to the business

Significant Equity Ownership:

•     Significant portion of compensation is paid in the form of equity

•     Named executive officers required to maintain a significant equity ownership position

•     Prohibition against hedging and pledging our Shares

Compensation Methodology:

The Compensation Committee of the Board is responsible for approving all compensation for our named executive officers and periodically reviews all elements of compensation to ensure that we remain competitive in the market and that overall compensation, including the means by which payment is made, is aligned with our business objectives, our performance and the interests of our shareholders. The Compensation Committee conducts an annual review of our CEO’s performance and takes those results into consideration when setting his compensation. Our CEO makes recommendations for the compensation for our other named executive officers based on his evaluation of their performance and the Compensation Committee has the discretion to accept, reject or modify the CEO’s recommendations.

The total potential compensation for our named executive officers is established based on the scope of his or her individual responsibilities and contributions to our performance taking into account competitive market compensation paid for similar positions. Competitive market compensation for our named executive officers is generally determined by the Compensation Committee members applying their individual understanding, experiences and judgments in the national marketplace of senior level real estate positions and related industry pay in both public and private concerns that may compete for our executives, considering the relative importance of various positions at the Trust given our business plan and organization compared with the business plans of our major competitors. In addition to that judgment and experience, the Compensation Committee also consulted the National Association of Real Estate Investment Trust’s 2015 and 2016 Compensation Surveys (“NAREIT Surveys”) to confirm its assessment of appropriate market compensation for our named executive officers, both the information reported for each position by the 141 real estate investment trusts (“REITs”) that participated in the survey as well as by the approximately 31 retail focused REITs that participated in the survey. The NAREIT Surveys are limited in their applicability as they do not include private real estate company data nor do they include all REITs. Further, not all REITS that participated in the surveys provided information for each of the named executive officer positions and it is not possible to determine from the NAREIT Surveys which of the participating REITs provided information for which executive officer position. Once the Compensation Committee determines an appropriate level of aggregate compensation for our named executive officers, an individual compensation package is created using a combination of base salary, annual bonus and long-term equity incentives, all in accordance with the compensation philosophy and objectives described above.

Components of Total Compensation and 2016 Performance:

Base Salaries:

Base salaries are used to compensate the executive for services rendered during the year. Base salaries are set at the beginning of each year and are intended to be competitive with the market and commensurate with the executive’s level of responsibility, experience and sustained individual performance. Base salaries provide retention value and also align the executive with shareholder interests. Generally, we believe that executive base salaries should account for a relatively modest portion of each individual’s total compensation package. Because we start our process with determining an appropriate level of total compensation, we do not target base salaries to any specific level. We did, however, use information in the NAREIT Surveys as a guide to confirm that the base salaries for our named executive officers are within market parameters.

Annual Performance Bonus:

Annual performance bonuses for each of our named executive officers are determined each year in accordance with our Annual Bonus Plan that covers approximately 96% of our employees and compensates individuals for performance during a calendar year. Payment under the Annual Bonus Plan is dependent on: (a) the Trust’s achieving an annual level of FFO per share that is consistent with our business objectives for that year; and (b) the individual’s achieving his or her annual performance objectives as subjectively evaluated by the Board with respect to our CEO and by our CEO with respect to each of our other named executive officers. Under our Annual Bonus Plan, the Compensation Committee sets annually a potential bonus payout for each of our named executive officers for achieving various levels of FFO per share for that calendar year. The Compensation Committee also has the ability to decrease the final annual bonus payout of any of our executive officers based on his or her performance for the year. Each of our named executive officers (as well as 84 other employees) has the option to receive up to 25% of the annual bonus in the form of Shares that vest equally over three years. The amount an individual elects to receive in Shares is paid out at 120% of that amount in consideration of the extended vesting. The cash portion of the 2016 annual bonuses paid to our executive officers is reflected in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table in this proxy statement. The Share portion of these annual bonuses will be included in the “Stock Awards” column in the Summary Compensation Table and the Grants of Plan-Based Awards Table in next year’s proxy statement.

At the beginning of each year, the Compensation Committee establishes the FFO per share that has to be achieved for our named executive officers and other employees to earn an annual performance bonus. The FFO per share levels established by the Compensation Committee are intended to reflect acceptable to exceptional performance in light of our business objectives for that year and are established by the Compensation Committee after a thorough review and discussion of our budget and investor expectations for that year and after considering recommendations of our CEO. FFO is widely accepted in the REIT industry as an appropriate measurement of operating performance on an annual basis and as a result, we believe FFO per share is an appropriate metric to use for determining annual financial success. The following chart shows the 2016 FFO per share levels set by the Compensation Committee, the payout potential as a percentage of each executive’s bonus target for achieving each level of FFO per share and the actual FFO per share achieved in 2016.

Based on achieving FFO per share for 2016 of $5.65, the potential annual bonus payout for each of our named executive officers is 112.5% of target bonus levels. See Appendix A to this proxy statement for additional information about FFO and a reconciliation of FFO to net income.

Performance Based Long-Term Equity Incentives:

We believe that outstanding long-term performance is achieved through an ownership culture that encourages a focus on long-term performance by our executive officers through the use of equity-based awards. Long-term incentive awards are made annually under our Long-Term Incentive Award Program (“LTIAP”). This program was structured to align the most significant portion of compensation for our senior management team with the creation of long-term shareholder value. Recipients of awards under this program realize value over a minimum 6-year time horizon that includes a 3-year performance period, an award date, plus by a minimum of a 3-year time based vesting period for Shares and a 5-year vesting period for options. The following chart shows the time horizon for awards made for the 3-year performance period ending December 2016:

We believe that the combination of this extended period with the requirements described below for our named executive officers to continually hold a meaningful equity position in the company creates a strong long-term alignment of interests between those individuals and our shareholders.

The performance metrics under this program are: (a) total shareholder return relative to the Bloomberg REIT Shopping Center Index (“BBRESHOP”) which accounts for 50% of the total award; (b) absolute total shareholder return which accounts for 25% of the total award; and (c) return on invested capital which accounts for 25% of the total award. For purposes of the LTIAP, total shareholder return takes into account both Share price appreciation and dividends assuming all dividends are reinvested. The Compensation Committee believes that these metrics are appropriate metrics to use for rewarding long-term performance. The relative shareholder return metric reflects how well we have performed for our shareholders as compared to other companies facing the same general market dynamics. The Compensation Committee determined that the BBRESHOP was the best index to use because the BBRESHOP is an industry index primarily made up of companies that own and operate strip shopping centers whose businesses are most closely aligned with ours. Absolute shareholder return measures whether we have actually created any value for our shareholders during the applicable 3-year performance period and return on invested capital reflects how effectively we have allocated our shareholders’ capital during that time. These performance metrics support the objectives of the company.

The levels of performance required to be achieved for each metric for Mr. Wood and Ms. Becker to earn an LTIAP award, the amount to be earned as a percentage of each executive’s LTIAP target and the performance actually achieved on each metric for the three year period from January 1, 2014 through December 31, 2016 are set forth in the chart below:

The same metrics and performance levels are also applicable to Mr. Guglielmone; however, his payout levels on achieving the various levels of results are 67%/100%/133% of his target for each metric. The Compensation Committee has the discretion to increase or decrease the award for each executive by up to 20% to in order to account for personal performance.

The LTIAP awards are made in the form of restricted Shares that vest in equal installments over a three-year period; however, each individual can elect to take up to 50% of his or her award in the form of options which vest equally over five years. Although the Compensation Committee believes that paying these awards in restricted Shares provides the most retention value for employees, it has agreed to permit individuals to elect to take up to 50% of the award in options in order to give the individual employee some ability to structure his or her own equity compensation in a way that best matches the individual’s needs and provides the most value to that individual. The Compensation Committee has concluded that individual employees place value in having the ability to match the form of their equity compensation to their individual financial objectives and that this value to employees outweighs any diminution in the retention value of LTIAP awards by permitting up to 50% to be paid in options. Dividends are paid on all Shares issued under the LTIAP.

The number of Shares actually awarded to each individual under the LTIAP is determined by dividing the amount of the award by the closing price of our Shares on the NYSE on the date the awards are made. There is no amount included for 2016 in the Summary Compensation Table or Grants of Plan-Based Awards Table in this proxy statement for LTIAP awards earned for the 2014-2016 performance period. The LTIAP awards reflected for 2016 in the Summary Compensation Table and the Grants of Plan-Based Awards Table for our named executive officers in this proxy statement relate to awards made in February 2016 for the 3-year performance period ending December 31, 2015.

2016 Compensation Decisions:

The following chart sets out the compensation realized by each of our named executive officers for performance in 2016 based on company and individual performance:

Compensation Component	Donald C. Wood	Daniel Guglielmone (a)	Dawn M. Becker
Base Salary	$950,000	$450,000	$450,000
Target Bonus	150% of base	75% of base	75% of base
Actual 2016 Payout	$1,425,000	$337,500	$337,500
LTIAP
Threshold	$2,500,000	$600,000	$300,000
Target	$5,000,000	$900,000	$600,000
Stretch	$7,500,000	$1,200,000	$900,000
Actual 2016 Award	$6,500,000	$900,000	$877,725
Total 2016 Comp(a)	$8,875,000	$1,687,500	$1,665,225

(a)	Mr. Guglielmone’s actual base pay earned for 2016 was $164,423 which was pro-rated based on his start date of August 15, 2016. Amount above is annual base pay.

The amounts set forth above for the annual performance bonus and performance based, long-term equity program differ from the amounts shown for 2016 in the Summary Compensation Table because the chart above reflects the amount realized for the year and the Summary Compensation Table reflects these amounts in the year in which the awards are made. We believe the chart above is helpful because it allows the actual compensation realized for 2016 to be understood in the context of the Trust’s financial and other performance for the performance periods ending in 2016.

Taking into account market conditions as well as company and individual performance, the Compensation Committee made the following decisions in 2016 with respect to our named executive officers:

Donald C. Wood, Chief Executive Officer:

Base Salary: The Compensation Committee increased Mr. Wood’s 2016 base salary from $850,000 to $950,000 at its meeting on February 3, 2016, slightly less than a 12% increase. This was the first time Mr. Wood’s base pay had been increased since 2011. The Committee believed this was an appropriate increase to reflect current market rates for someone with Mr. Wood’s experience and high level of performance.

Annual Performance Bonus: At its meeting on February 8, 2017, the Committee elected to award Mr. Wood a bonus at 100% of his target instead of the full 112.5% of target he would have been entitled to receive based on company performance, a decrease of approximately $178,000. The Committee noted that underperformance at one of the Trust’s large mixed use developments (Pike & Rose) warranted such a reduction for Mr. Wood, as well as the other named executive officers. Mr. Wood elected to take 25% of his annual performance bonus in the form of restricted shares and the remainder in cash.

LTIAP: Based on performance levels achieved for this program, the award potential for Mr. Wood was 146.3% of target or approximately $7.3 million; however, for the same reasons noted above relating to the underperformance at one of the Trust’s large mixed use developments (Pike & Rose), the Compensation Committee, at its meeting on February 8, 2017, elected to reduce Mr. Wood’s award to $6.5 million (approximately 11% decrease) to account for lower than initially forecasted returns on that project. Mr. Wood elected to take 100% of his award in the form of restricted shares.

Other: Mr. Wood does not receive any benefits or other perquisites that are not widely available to other employees of the company other than a health care arrangement outlined in a Health Coverage Continuation Agreement. Under that agreement, we have agreed to provide to Mr. Wood, his spouse and his dependents continuation of health coverage after Mr. Wood’s termination upon death, disability, retirement, change in control or otherwise (other than a termination with cause or resignation). Coverage will continue as to Mr. Wood and his spouse until their death, or with respect to his spouse until divorce, if earlier, and coverage continues for three of Mr. Wood’s children until each reaches age twenty-five and as to one of the children, until her death. We are required to provide coverage of at least the same level as provided to Mr. Wood and his family at the time of his termination and such coverage will be secondary to certain other coverages that may be available to Mr. Wood and his family. This agreement has been in place and remained unchanged since 2008.

Daniel Guglielmone, Chief Financial Officer:

Base Salary: As part of his initial hiring package, Mr. Guglielmone’s 2016 base salary was set at $450,000. The actual salary earned by Mr. Guglielmone during 2016 was pro-rated to reflect his actual period of employment during the year.

Annual Performance Bonus: For the same reasons described above, the Committee awarded to Mr. Guglielmone a bonus at 100% of his target instead of the full 112.5% of target he would have been able to receive based on company performance, a decrease of approximately $42,000. As part of his initial hiring package and as an inducement to leave his prior employment, the Compensation Committee agreed that Mr. Guglielmone’s 2016 bonus would not be prorated. Mr. Guglielmone elected to receive all of his annual performance bonus in cash.

LTIAP: The Compensation Committee awarded Mr. Guglielmone $900,000 as provided for in his initial hire package. Mr. Guglielmone elected to take 100% of his award in the form of restricted shares.

Other: To replace amounts Mr. Guglielmone had to forfeit upon leaving his prior employment, the Compensation Committee agreed to pay to Mr. Guglielmone the following additional amounts as part of his hire package: (a) $500,000 cash payment to be paid in equal installments in February 2017 and February 2018; (b) $500,000 paid in the form of 3,133 restricted shares that were issued when Mr. Guglielmone joined the Trust on August 15, 2016, and which will vest equally over 3 years; and (c) $1 million paid in the form of 6,266 restricted shares that were issued when Mr. Guglielmone joined the Trust on August 15, 2016. These shares vest equally over 7 years. In addition, we entered into a severance agreement with Mr. Guglielmone in substantially the same form as the severance agreement we have in place with Ms. Becker; however, Mr. Guglielmone’s severance agreement provides for a double trigger requirement in connection with a change in control before payment on change in control and does not include an excise tax gross-up. In addition, the benefits for Mr. Guglielmone on a termination without cause only apply if the termination occurs during Mr. Guglielmone’s first three years of employment with the Trust.

Dawn M. Becker, General Counsel:

Base Salary: The Compensation Committee left Ms. Becker’s base salary at $450,000, unchanged from prior years.

Annual Performance Bonus: For the same reasons described above, the Committee awarded to Ms. Becker a bonus at 100% of her target instead of the full 112.5% of target she would have been able to receive based on company performance, a decrease of approximately $42,000. Ms. Becker elected to receive 25% of her annual performance bonus in the form of restricted shares and the remainder in cash.

LTIAP: The Compensation Committee awarded Ms. Becker an LTIAP award of $877,725, the full amount to which she was eligible to receive based on company performance for the applicable 3-year period. Ms. Becker elected to take 100% of her award in the form of restricted shares.

James M. Taylor, Former Chief Financial Officer:

The Compensation Committee set a 2016 base salary for Mr. Taylor of $500,000. Mr. Taylor left the company in May 2016 and received his base salary through his last date of employment. Mr. Taylor did not receive an Annual Performance Bonus or LTIAP award in connection with 2016 performance.

Other Compensation Considerations:

At-Risk Compensation: One of our key compensation principles is that the compensation of our named executive officers should include a significant portion that is “at risk” and variable depending on both our short-term financial performance and long-term creation of shareholder value with the largest portion of that “at risk” compensation designed to incentivize the creation of sustainable, long-term shareholder value. The “at risk” portion of 2016 compensation for our named executive officers is comprised of amounts paid under our Annual Bonus Plan and performance based, long-term equity awards under our LTIAP. The chart below shows that the “at risk” portions of compensation represent a significant percentage of the total compensation for each of our named executive officers—approximately 89% for Mr. Wood and 73% for each of Mr. Guglielmone and Ms. Becker.

Equity Ownership: Each of our named executive officers is required to maintain a level of ownership of equity in the company equal to a multiple of the sum of his or her base salary and annual bonus. The required multiples for our named executive officers are 3 times for Mr. Wood and 2.5 times for each of Mr. Guglielmone and Ms. Becker. Each of Mr. Wood and Ms. Becker were in compliance with the equity ownership requirement as of December 31, 2016. Mr. Guglielmone joined the Trust in August 2016 and will have 5 years to meet the equity ownership requirements.

Risk Assessment: As described in the “Risk Management Oversight” section, we have concluded that our compensation programs do not encourage excessive or unnecessary risk taking. We do not currently have any clawback or other compensation recovery policy with respect to compensation that may have been paid on the basis of incorrect financial results. Given the SEC’s pending clawback rule, the Board elected to wait until the final rulemaking was in place before adopting a clawback policy so that our the policy would be in full compliance with SEC requirements.

Timing of Equity Grants:

Equity awards to our employees under our Annual Bonus Plan and LTIAP described above are made at the Compensation Committee’s meeting that occurs in February of each calendar year. Whether these awards are made before or after we release financial results for the prior fiscal year depends solely on when the Compensation Committee meets in relation to the meetings of the Board and the Audit Committee, the dates for all of which are set during the preceding year. We have no policy that times the granting of equity awards relative to the release of material non-public information. Equity awards to new hires are generally made on the first day on which the employee starts work and equity awards to employees who are promoted generally are made on the day on which the promotion has been fully approved. All of our options are awarded at the closing price of our Shares on the NYSE on the date the award is made. The Compensation Committee has never re-priced options, granted options with an exercise price that is less than the closing price on the NYSE on the date of the grant or granted options which are priced on a date other than the grant date. Equity awards for Vice Presidents and above for the 3-year performance period ending on December 31, 2016 were made at the Compensation Committee’s meeting on February 7, 2017 based on the closing price of our Shares on the NYSE on that date.

Termination and Change-in-Control Arrangements:

We have agreements in place with each of our named executive officers providing for various payments and benefits to be made to them if there is a change in control or their employment with us is terminated for certain reasons. The circumstances in which payments may be made and the potential amounts of those payments are described in more detail in the “Potential Payments on Termination of Employment and Change-in-Control” section below. We believe that the payments provided for in these agreements are reasonable and appropriate as part of the total compensation packages available for our named executive officers.

Deductibility of Executive Compensation in Excess of $1.0 Million:

Section 162(m) of the Internal Revenue Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation in excess of $1 million in any taxable year to an executive officer who is named in the Summary Compensation Table. Exceptions are made for qualified performance-based compensation, among other things. In structuring our compensation programs, the Compensation Committee considers this Section 162(m) exception; however, the Compensation Committee does not believe that it is necessarily in our best interests and the best interests of our shareholders for all compensation to meet the requirements of Section 162(m) for deductibility. As a result, the Compensation Committee has determined that it is appropriate at times to make compensation awards that are non-deductible under Section 162(m). Further, because of ambiguities and uncertainties under Section 162(m), we cannot give any assurance that compensation that we intend to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:

David W. Faeder, Chairman

Kristin Gamble

Gail P. Steinel

Joseph S. Vassalluzzo

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation earned by each of the named executive officers for the fiscal years ended December 31, 2016, 2015 and 2014, in accordance with current SEC rules. The Summary Compensation Table below does not include the value of the Shares issued to our named executive officers on February 7, 2017 for the performance period ending December 31, 2016. Those awards will appear in next year’s proxy statement in the Grants of Plan-Based Awards Table as well as the “Stock Awards” column of the Summary Compensation Table. The cash portion of the annual bonuses awarded pursuant to the Annual Bonus Plan in February 2017 based on 2016 performance is included below in the “Non-Equity Incentive Plan Compensation” column.

Name and Principal Position	Year	Salary	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($) (1)	($) (2)	($) (3)	($) (4)	($)
Donald C. Wood, President and Chief Executive Officer (PEO)	2016	$950,000	$7,462,223	$1,068,750	$15,767	$9,496,740
	2015	$850,000	$3,462,159	$1,155,437	$15,435	$5,483,031
	2014	$850,000	$6,369,693	$1,155,437	$13,140	$8,388,270

Daniel Guglielmone, Executive Vice President- Chief Financial Officer and Treasurer (PFO) (5)	2016	$164,423	$1,500,080	$337,500	$20,802	$2,022,805
	2015	$—	$—	$—	$—	$—
	2014	$—	$—	$—	$—	$—

James M. Taylor, Jr., Former Executive Vice President- Chief Financial Officer and Treasurer (PFO) (6)	2016	$194,231	$1,022,811	$—	$93,662	$1,310,704
	2015	$450,000	$108,717	$326,241	$1,977	$886,935
	2014	$400,000	$1,886,948	$271,868	$1,977	$2,560,793

Dawn M. Becker, Executive Vice President-General Counsel and Secretary	2016	$450,000	$798,719	$253,125	$10,307	$1,512,151
	2015	$450,000	$565,500	$407,801	$10,384	$1,433,685
	2014	$425,000	$1,015,465	$288,859	$10,159	$1,739,483

(1)	Amounts shown in the Salary column include all amounts deferred at the election of the named executive officers into our non-qualified deferred compensation plan.
(2)	Amounts shown in the Stock Awards column reflect the aggregate grant date fair value of the awards calculated in accordance with FASB ASC Topic 718 for the fiscal years ended December 31, 2016, 2015 and 2014. For a discussion of the valuation of these awards, please refer to Note 15 in the notes to our consolidated financial statements in our Annual Report on Form 10-K filed on February 13, 2017.

(3)	Amounts shown in this column represent only the cash portion paid under our Annual Bonus Plan and include amounts deferred by our named executive officers into our non-qualified deferred compensation plan. For 2016, Mr. Wood and Ms. Becker received 75% of their Annual Bonus in cash and Mr. Guglielmone received 100% of his Annual Bonus in cash. For 2015, Mr. Wood received 75% of his Annual Bonus in cash; Mr. Taylor received 80% of his Annual Bonus in cash and Ms. Becker received 100% of her Annual Bonus in cash. For 2014, each of Mr. Wood, Mr. Taylor and Ms. Becker received 75% of their Annual Bonus in cash. The remaining amounts earned under the Annual Bonus Plan in 2016, 2015 and 2014 were paid in Shares in an amount equal to 120% of the cash value in consideration of a 3-year vesting schedule. The aggregate Annual Bonus paid to Ms. Becker and Messrs. Wood and Guglielmone for 2016 including both cash and Shares is as follows:

2016 Annual Incentive Bonus Information
Name	Annual Incentive Bonus Awarded	Amount Paid in Cash	Amount Paid in Shares	20% Premium Paid in Shares	Total Annual Incentive Bonus Paid	Number of Shares Issued
	($)	($)	($) (a)	($) (a)	($)	(#) (b)
Donald C. Wood	$1,425,000	$1,068,750	$356,250	$71,250	$1,496,250	3,061
Daniel Guglielmone	$337,500	$337,500	$—	$—	$337,500	0
Dawn M. Becker	$337,500	$253,125	$84,375	$16,875	$354,375	725

(a)	The value of the Shares awarded in 2017 as part of the Annual Bonus for 2016, will be reflected in the Summary Compensation Table and the Grant of Plan-Based Awards Table in next year’s proxy statement.
(b)	The number of Shares actually awarded to Mr. Wood and Ms. Becker was determined by dividing the amount of the award by $139.68, the closing price of our Shares on the NYSE on February 7, 2017, the date the award was made.

(4)	The amounts shown in this column for the last fiscal year include the amounts below. The group-term life insurance, long-term disability insurance and contributions to the 401(k) plan are provided to the named executive officers on the same terms, condition and scope as are available to all of our full-time employees.

All Other Compensation Table
Name	Group Term Life Insurance	Long-Term Disability Insurance Premium	Supplemental Life Insurance	Trust Contribution to Section 401(k) Plan	Other	Total
	($)	($)	($)	($)	($) (a)	($)
Donald C. Wood	$4,128	$1,291	$3,723	$6,625	$—	$15,767
Daniel Guglielmone	$510	$—	$—	$—	$20,292	$20,802
James M. Taylor, Jr.	$467	$539	$—	$—	$92,656	$93,662
Dawn M. Becker	$1,104	$1,037	$1,541	$6,625	$—	$10,307

(a)	The amount shown in this column for Mr. Guglielmone includes a temporary apartment which is being provided to Mr. Guglielmone for up to one year in connection with his joining the Trust and the amount shown in this column for Mr. Taylor includes his accrued vacation paid out in connection with his leaving the Trust.

(5)	Mr. Guglielmone joined the Trust on August 15, 2016.
(6)	Mr. Taylor resigned from the Trust effective May 19, 2016.

2016 GRANTS OF PLAN-BASED AWARDS TABLE

The following Share awards were made in 2016. The share awards for Messrs. Wood and Taylor and Ms. Becker were made for the performance period ending December 31, 2015. The shares awarded to Mr. Guglielmone were part of his new hire compensation package. Awards made in 2017 to the named executive officers under the Annual Bonus Plan and LTIAP for either a one or three-year performance period ending December 31, 2016 will be reported in the Grants of Plan-Based Awards Table in next year’s proxy statement.

Name	Grant Date		All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock
			(#) (4)	($) (5)
Donald C. Wood	2/3/2016	(1)	3,034	$462,200
	2/3/2016	(2)	45,950	$7,000,023
Daniel Guglielmone	8/15/2016	(3)	3,133	$500,027
	8/15/2016	(3)	6,266	$1,000,054
James M. Taylor, Jr.	2/3/2016	(1)	642	$97,802
	2/3/2016	(2)	6,072	$925,008
Dawn M. Becker	2/3/2016	(2)	5,243	$798,719

(1)	Issued under our Annual Bonus Plan. These Shares vest equally over 3 years.
(2)	Issued under our LTIAP. These Shares vest equally over 3 years.
(3)	Issued in connection with Mr. Guglielmone joining the Trust. The 3,133 Share award vests equally over 3 years and the 6,266 Share award vests equally over 7 years.
(4)	Dividends are paid on all Shares issued at the same rate and time as paid to all other holders of our Shares as declared by our Board from time to time.
(5)	Represents the grant date fair value of Share awards as computed in accordance with FASB ASC Topic 718. The grant date fair value for these Share awards was based on the closing price of the Trust’s Shares on the applicable grant date.

2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth information about outstanding equity awards held on December 31, 2016 by our named executive officers.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Name	Exercisable	Unexercisable
	(#)	(#)	($)		(#)		($) (8)
Donald C. Wood	144,788	0	$43.48	2/17/2019	3,034	(1)	$431,162
	84,507	0	$73.03	2/10/2018	45,950	(1)	$6,529,955
					2,165	(2)	$307,668
					14,055	(2)	$1,997,356
					1,103	(3)	$156,747
					17,905	(3)	$2,544,480
Daniel Guglielmone	0	0			3,133	(4)	$445,231
					6,266	(5)	$890,461
James M. Taylor, Jr.	0	0			0	(6)	$—
Dawn M. Becker	26,627	0	$73.03	2/10/2018	5,243	(1)	$745,083
					541	(2)	$76,882
					2,108	(2)	$299,568
					345	(3)	$49,028
					2,686	(3)	$381,707
					1,220	(7)	$173,374

(1)	One-third of these Shares vested on February 12, 2017 and the remaining Shares will vest on February 12, 2018 and 2019.
(2)	One-half of these Shares vested on February 12, 2017 and the remaining Shares will vest on February 12, 2018.
(3)	These shares vested on February 12, 2017.
(4)	One-third of these Shares vest on each of August 15, 2017, 2018 and 2019.
(5)	One-seventh of these Shares vest on each of August 15, 2017, 2018, 2019, 2020, 2012, 2022, and 2023.
(6)	Mr. Taylor had 17,151 unvested Shares which were forfeited on May 19, 2016 in connection with his leaving the Trust.
(7)	These Shares vested on February 10, 2017.
(8)	The market value of outstanding unvested Shares is based on $142.11, the closing price of our Shares on the NYSE on December 30, 2016.

2016 OPTION EXERCISES AND STOCK VESTED

The following table includes certain information with respect to options exercised in 2016 by each named executive officer and Shares that vested during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($) (1)	(#)	($) (2)
Donald C. Wood	18,701	$1,231,864	46,908	$6,796,500
Daniel Guglielmone	0	$—	0	$—
James M. Taylor	0	$—	6,800	$985,252
Dawn M. Becker	13,314	$1,137,456	7,501	$1,086,820

(1)	The value realized is based on the difference between the price at which the Shares were sold and the exercise price of the option.
(2)	The value realized is based on the closing price of a Share on the date of the Share vesting.

2016 NON-QUALIFIED DEFERRED COMPENSATION

We maintain a non-qualified deferred compensation plan that is open to participation by 34 members of our management team, including our named executive officers. Each participant can elect to defer up to 100% of his or her base salary and cash payment under our Annual Bonus Plan with deferral elections made in December of each year for amounts to be earned in the following year. A number of widely available investment options are made available to each plan participant who then decides how to allocate amounts deferred among those investment options. The amount earned by plan participants on their deferrals is calculated by our third party plan administrator as if the amounts deferred had actually been invested in the investment options selected by each participant. We do not make any contributions to the deferred compensation plan for any individual nor do we guaranty any rate of return on amounts deferred. Amounts deferred into the plan, including amounts earned on the deferrals, are generally payable to the participant shortly after he or she retires or is otherwise no longer employed by us; however, there are a few other alternatives where amounts may be paid to a participant sooner. We have an unsecured contractual obligation to each participant in the plan to pay him or her the actual amount he or she deferred into the plan together with a return calculated as if the deferred amounts had been invested in the investment options selected by the participant. We try to invest amounts deferred by participants into the same investment options in the same proportions as selected by the participant so that sufficient amounts will be available to pay each participant when required. The amounts deferred by Ms. Becker and Mr. Wood into the plan in 2016, the earnings on plan investments in 2016 and aggregate withdrawals and distributions made in 2016 are described below. Neither Mr. Guglielmone nor Mr. Taylor participated in our deferred compensation plan.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End
	($) (a)	($)	($)	($)	($)
Donald C. Wood	$250,000	$—	$352,863	$—	$4,757,098
Dawn M. Becker	$45,000	$—	$58,860	$—	$1,234,337

(a)	All amounts in this column are included in either the “Salary” or “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

POTENTIAL PAYMENTS ON TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL

We have entered into agreements with each of our named executive officers that require us to make certain payments and provide certain benefits to them in the event of a termination of employment or change in control of the Trust. Regardless of the reason for a named executive officer’s termination of employment, he or she will be entitled to receive upon termination all accrued but unused vacation pay and a distribution of any amounts in our non-qualified deferred compensation plan as described in the “2016 Non-Qualified Deferred Compensation” section above. No named executive officer is entitled to receive an award under the Annual Bonus Plan or the LTIAP for the year in which the termination occurs or for the year prior to the year of termination unless he or she is still employed when those awards are made in February of the following year. The agreements with each of our named executive officers contain provisions restricting the executive from engaging in competing behavior and soliciting and/or hiring our employees for a period of time after termination. The payments that will be made to a named executive officer vary depending on the reason for termination, may be conditioned on the signing of a release in favor of the Trust, and are summarized below.

1. Payments on Voluntary Termination: On any voluntary termination of employment, the named executive officers receive no additional compensation and all unvested options and Shares are forfeited. Each named executive officer has one year after terminating employment to exercise all vested options (subject to the 10-year term of those options). With respect to Mr. Wood, all rights to receive extended health insurance coverage under the Health Coverage Continuation Agreement are terminated.

2. Payments on Death and Disability: Upon death, the estates of our named executive officers receive the amount of his or her then current salary through the month in which death occurs. In the event of disability, our named executive officers are entitled to receive payments for one year equal to the difference between his or her then current salary and the amount of any payments received under any disability policy we maintained for his or her benefit and to receive health benefits for one year. Those payments are subject to gross-up for taxes on any non-tax exempt payments. On death or disability, there is accelerated vesting of all Shares issued under the Annual Bonus Plan and all Shares and options issued under the LTIAP. This accelerated vesting is the same for all employees on a non-discriminatory basis who hold any Shares or options issued under the Annual Bonus Plan or the LTIAP. The Retention/Non-Solicitation Award to Ms. Becker in February 2011 does not provide for accelerated vesting in the event of death or disability. Each named executive officer or his or her beneficiary has two years after the executive’s death or disability to exercise all vested options (subject to the 10-year term of those options), including options that vested as a result of the death or disability. In addition, Mr. Wood will receive the benefits described in his Health Coverage Continuation Agreement.

3. Payment on Termination for Cause: Upon termination for cause resulting from a failure to substantially perform his or her job responsibilities, each of our named executive officers is entitled to receive one month of base salary for every year he or she has been employed by us over 5 years up to a maximum of 6 months of base salary and to receive health benefits for that same time period. Our named executive officers are not entitled to receive any compensation on a termination with cause for any reason other than failure to perform. On a termination for cause, all unvested options and Shares are forfeited. In addition, the right to exercise any previously vested options issued under the LTIAP immediately terminates. With respect to Mr. Wood, all rights to receive extended health insurance coverage under the Health Coverage Continuation Agreement are terminated.

4. Termination without Cause: Upon a termination without cause, each of our named executive officers is entitled to receive the following:

•

A lump sum cash payment equal to a multiple of the highest base salary and the highest annual bonus earned by the named executive officer in the prior three year period. For Ms. Becker and Mr. Guglielmone, the multiple is 1 time and for Mr. Wood, the multiple is 1.5 times.

•	Continuation of health and welfare benefits for a period of 9 months for Ms. Becker and Mr. Wood and 12 months for Mr. Guglielmone

•	Outplacement and administrative assistance for a period of 6 months

Mr. Guglielmone is only entitled to the foregoing payments if the termination without cause occurs during the first three years of Mr. Guglielmone’s employment with the Trust. In addition, the vesting of all unvested Shares issued under the Annual Bonus Plan and all unvested Shares and options issued under the LTIAP is accelerated for each of our named executive officers. This accelerated vesting is the same for all employees on a non-discriminatory basis who hold any Shares or options issued under the Annual Bonus Plan or the LTIAP. The Retention/Non-Solicitation Award to Ms. Becker in February 2011 does not provide for accelerated vesting in the event of a termination without cause. Each named executive officer has one year after the executive’s termination to exercise all vested options (subject to the 10-year term of those options), including options that vested as a result of the termination. In addition, Mr. Wood will receive the benefits described in his Health Coverage Continuation Agreement.

5. Change of Control: Upon a change of control, each named executive officer is entitled to receive the following payments so long as he or she (i) is terminated from employment by the Trust other than for cause or leaves for good reason within two years after the change of control or (ii) as to Mr. Wood and Ms. Becker only, he or she voluntarily leaves employment within the thirty day window following the 1-year anniversary of the change of control:

•

A lump sum cash payment equal to a multiple of the highest base salary and highest annual bonus earned by the named executive officer in the prior three year period. For Ms. Becker and Mr. Guglielmone the multiple is 2 times and for Mr. Wood, the multiple is 3 times

•	Continuation of health and welfare benefits for a period of 2 years for Ms. Becker and Mr. Guglielmone and 3 years for Mr. Wood

•	Continued use of any company owned automobile for 3 years for Mr. Wood

•	Outplacement and administrative assistance for a period of 9 months for Ms. Becker and Mr. Guglielmone and 12 months for Mr. Wood

•

An amount equal to the excise tax charged to Mr. Wood or Ms. Becker as a result of receiving any change of control payments plus an additional “gross-up” amount sufficient to pay the taxes to be paid by Mr. Wood or Ms. Becker on the excise tax payment received

In addition, if the named executive officer is terminated within one year after the change of control, the vesting of all unvested Shares issued under the Annual Bonus Plan and all unvested Shares and options issued under the LTIAP is accelerated. This accelerated vesting is the same for all employees on a non-discriminatory basis who hold any Shares or options issued under the Annual Bonus Plan or the LTIAP. Each named executive officer has one year after the executive’s termination to exercise all vested options (subject to the 10-year term of those options), including options that vested as a result of the termination. In addition, in the event of a change of control, the unvested Shares issued under the Retention/Non-Solicitation Award to Ms. Becker in February 2011 will vest. Mr. Wood will also receive the benefits described in his Health Coverage Continuation Agreement.

Under our 2001 and 2010 Plans, a change of control is deemed to have occurred when a person acquires a 20% interest in us, or our current Trustees, or those subsequently approved by our current Trustees, constitute less than two-thirds of our Board.

The amount of compensation payable to each of the named executive officers under various termination scenarios is reflected below. The following table does not include amounts for accrued but unused vacation pay or the distribution of any amounts in our non-qualified deferred compensation plan because all employees or participants in the applicable plan are entitled to the same benefit on a non-discriminatory basis. Our corporate policy permits employees, including our named executive officers, to accrue up to eight weeks of unused vacation time. The amounts shown below assume that the termination was effective on December 31, 2016 and therefore, includes all amounts earned to that date as well as an estimate of amounts that would be payable upon the termination.

	Cash Payment	Medical Benefits (1)	Accelerated Equity (2)	Other Benefits (3)	Excise Tax Gross-Up	Total
Donald C. Wood
Death	$—	$898,000	$11,967,367	$—	N/A	$12,865,367
Disability (4)	$1,072,752	$1,221,049	$11,967,367	$—	N/A	$14,261,168
TWOC	$3,735,875	$1,228,036	$11,967,367	$61,000	N/A	$16,992,278
Termination for Cause	$475,000	$16,024	$—	$—	N/A	$491,024
CIC	$7,471,749	$1,300,146	$11,967,367	$168,665	$—	$20,907,927

Daniel Guglielmone
Death	$—	$—	$1,335,692	$—	N/A	$1,335,692
Disability (4)	$328,591	$23,415	$1,335,692	$—	N/A	$1,687,698
TWOC	$787,500	$23,415	$1,335,692	$61,000	N/A	$2,207,607
Termination for Cause	$—	$—	$—	$—	N/A	$—
CIC (5)	$1,575,000	$46,830	$1,335,692	$91,500	N/A	$3,049,022

Dawn M. Becker
Death	$—	$—	$1,552,268	$—	N/A	$1,552,268
Disability (4)	$328,591	$11,250	$1,552,268	$—	N/A	$1,892,109
TWOC	$857,801	$8,438	$1,552,268	$61,000	N/A	$2,479,507
Termination for Cause	$225,000	$5,625	$—	$—	N/A	$230,625
CIC	$1,715,602	$22,500	$1,725,642	$91,500	$—	$3,555,244

(1)	Amounts in this column represent our estimate of the COBRA equivalent to provide the same benefits as being provided to each named executive officer at December 31, 2016 for the required time period. This estimate was determined by us with input from our health insurance broker and health coverage insurer to confirm that our estimate was consistent with the market cost of providing a stand-alone health insurance program with similar coverage. Because our health insurance program includes a self-insured retention, it is impossible to determine the exact cost to us of the continued health insurance. We believe the COBRA equivalent is the best possible measure of potential costs for these benefits. For Mr. Wood, this column also includes the following estimated costs (calculated in accordance with GAAP) pursuant to the Health Continuation Coverage Agreement with Mr. Wood: $898,000 in the event of death; $1,189,000 in the event of disability; and $1,204,000 in the event of termination without cause and change in control.
(2)	Amounts in this column were calculated by multiplying the number of unvested Shares and options that vest on the occurrence of the specified event as of December 31, 2016 by the value for each Share and option determined in accordance with the FASB ASC Topic 718.
(3)	Amounts in this column include the following: (a) the annual cost of administrative assistance in the amount of $107,000 for each of our named executive officers. This amount is based on estimated personnel costs for executive administrative assistants and assumes that each named executive officer has full time use of an assistant; (b) annual outplacement costs of $15,000 based on a current estimate of these costs; and (c) the estimated annual cost of $15,555 for Mr. Wood’s use of a company vehicle in the event of a change in control should he choose to use that benefit. There are no additional incremental costs to us for continuing to provide these individuals with office space, e-mail capability or a telephone.
(4)	The cash severance payment includes a payment of $722,000 plus $350,752 as a tax gross-up on non-tax exempt payments for Mr. Wood and a payment of $222,000 plus $106,591 as a tax gross-up on non-tax exempt payments for each of Mr. Guglielmone and Ms. Becker.
(5)	Mr. Guglielmone is not entitled to receive an excise tax gross-up in connection with a change-of-control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Mr. Faeder, Ms. Gamble, Ms. Steinel and Mr. Vassalluzzo. There are no Compensation Committee interlocks and no member of the Compensation Committee serves, or has in the past served, as an employee or officer of the Trust.

PROPOSAL 3—ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

You are being asked to approve on an advisory basis the compensation of our named executive officers as described in the Compensation Discussion and Analysis (“CD&A”), the Summary Compensation Table, the supplemental tables and the disclosure narratives accompanying these sections of this proxy statement. This is an opportunity to express your opinions regarding the decisions made by the Compensation Committee on the compensation of the named executive officers for 2016; however, it will not affect any compensation already paid or awarded to any named executive officer for 2016 and will not be binding on the Compensation Committee, the Board or the Trust. The Board and our Compensation Committee value the opinions of our shareholders, will review the results of this vote and will take those results into consideration in addressing future compensation policies and decisions.

The Board recommends a vote FOR this proposal.

Our compensation packages include base salaries, annual incentive compensation, long-term incentives and various other benefits and perquisites. We believe our compensation programs and policies are appropriate and effective in retaining and motivating our named executive officers to achieve superior results for our shareholders and that it aligns those individuals with your interests as our shareholders. We encourage you to review the CD&A section above and consider the following in considering whether to approve this proposal:

•

A significant portion of our named executive officers’ compensation is directly linked to our performance and the creation of long-term shareholder value through long-term incentive awards. The value of these awards is only recognized over a 6-year period that includes a 3-year performance period, an award date, plus a 3-year vesting period after the award date for Shares and a 5-year vesting period for options.

•

The compensation of our named executive officers is strongly tied to our performance and to the performance of the individual. The annual incentive compensation is only paid if we achieve our annual FFO objective and long-term incentives are earned on the basis of our absolute and relative total shareholder returns as well as our return on invested capital.

•	We have an appropriate balance of pay between short-term and long-term objectives.

•	Our Chief Executive Officer, Chief Financial Officer and General Counsel are incentivized to act in the best long-term interests of the Trust through stock ownership guidelines.

•

We have no perquisites for our named executive officers that are not widely available to other employees other than as described in the CD&A and the “Potential Payments on Termination of Employment and Change-in Control” section above.

The Board strongly endorses the Trust’s executive compensation program and recommends that you vote in favor of this proposal and the following resolution:

RESOLVED, that the shareholders of the Trust hereby approve, on an advisory basis, the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the Summary Compensation Table, the supplemental tables and the narrative disclosures accompanying these materials as required by Item 402 of Regulation S-K.

The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve, on an advisory basis, this proposal. If you are a “registered” shareholder and fail to give any instructions on your proxy card on this matter, the proxies identified on the proxy card will vote FOR this proposal. An “abstention” or broker “non-vote” will have no effect on the outcome of the vote on this proposal.

PROPOSAL 4—ADVISORY VOTE ON THE FREQUENCY OF VOTING ON

NAMED EXECUTIVE OFFICER COMPENSATION

You are being asked to elect, on an advisory, non-binding basis, how frequently we should conduct a non-binding shareholder advisory vote on the compensation of our named executive officers. You can choose to hold that vote every one, two or three years or you can abstain from voting on this proposal. At our 2011 annual meeting, 85% of the votes cast voted in favor of holding the vote annually. The Board recommends that shareholders approve an annual vote.

The Board recommends that votes be held ANNUALLY.

Please note that when casting a vote on this proposal, you will not be voting to approve or disapprove the Board of Trustees’ recommendation and even though this vote is not binding on the Committee, the Board and the Committee value the opinions of our shareholders and will review the results of this vote and take them into consideration in determining how often to conduct the shareholder vote on the compensation of our named executive officers.

If you are a “registered” shareholder and fail to give any instructions on your proxy card on this matter, the proxies identified on the proxy card will vote FOR the annual option for this proposal. An “abstention” or broker “non-vote” will have no effect on the outcome of the vote on this proposal.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2016 regarding our equity compensation plans, all of which were approved by our shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1) (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance (excluding securities reflected in column (a)(2) (c)
Equity compensation plans approved by security holders	259,119	$56.66	1,712,534
Equity compensation plans not approved by security holders	—	—	—

Total	259,119	$56.66	1,712,534

(1)	Consists of Shares authorized for issuance under our 2001 Plan and our 2010 Plan.
(2)	Consists entirely of Shares authorized for issuance under our 2010 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Policies:

Our Code of Business Conduct requires that our Trustees and all of our employees deal with the Trust on an arms-length basis in any related party transaction. All transactions between us and any of our Trustees, named executive officers or other vice presidents, or between us and any entity in which any of our Trustees, named executive officers or other vice presidents is an officer or director or has an ownership interest, must be approved in advance by the Audit Committee. Audit Committee approval is not required for us to enter into a lease with an entity in which any of our Trustees is a director, employee or owner so long as the lease is entered into in the ordinary course of ours and the tenant’s businesses and is negotiated at arms-length and on market terms.

Related Party Transactions:

None of our named executive officers had any indebtedness to the Trust as of March 14, 2017 or at any time during 2016.

Mr. Thompson serves as the President and Chairman of the Board of Directors of Thompson Hospitality Corporation (“THC”). During 2016 THC and its wholly owned subsidiaries leased from us approximately 23,900 square feet in four of the Trust’s properties. All of those leases were negotiated at arms’ length and reflected market conditions at the time. In November 2016, at the request of the Trust, the Trust and THC negotiated an early termination of one of those leases that was scheduled to expire in 2017 which resulted in a termination fee paid to the Trust of $300,000. The three remaining leases are scheduled to expire on June 30, 2020, December 31, 2021 and September 30, 2023. We anticipate receiving approximately $1 million in rent and other related charges in 2017 from the three leased locations. In addition to the leases, one of our wholly owned subsidiaries entered into a partnership with THC to operate the restaurant at one of the properties. We own 80% of the partnership and THC owns the remaining 20% of the partnership and acts as the manager of the restaurant. The terms and structure of the partnership with THC were negotiated at arms-length and reflect terms, structures and conditions consistent with other restaurant investments we have made and include market management and license fees payable to THC. The Board determined that Mr. Thompson met all independence requirements established by the NYSE, the SEC, the Trust’s Corporate Governance Guidelines and other applicable rules and regulations during his service as a Trustee during 2016 as described in the “Independence of Trustees” section above.

Mr. Faeder serves as the managing member of the Kensington of Falls Church, LLC (“LLC”). The LLC entered into a one-year lease with us for approximately 3,003 square feet in one of our properties. The lease was negotiated at arms-length and reflects market conditions. We received approximately $130,000 in rent and other related charges in 2016 from this lease and the lease expired by its terms on January 31, 2017.

Employment and change-in-control arrangements between the Trust and the named executive officers are described in the “Potential Payments on Termination of Employment and Change-in-Control” section above.

SOLICITATION OF PROXIES, SHAREHOLDER PROPOSALS

AND OTHER MATTERS

The Board of Trustees of Trust is soliciting your proxy to vote on matters that will be presented at our Annual Meeting and the cost of this solicitation of proxies will be borne by us. We may solicit proxies through the mail, Internet, in person and by telephone or facsimile, and may request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of Shares and reimburse them for their reasonable expenses. We may also hire a proxy solicitation firm at a standard industry compensation rate. The Trustees know of no other business to be presented at the Annual Meeting. If other matters properly come before the meeting, the persons named as proxies will vote on them in their discretion.

Proposals of shareholders intended to be presented at the 2018 Annual Meeting of Shareholders, including nominations for persons for election to the Board of Trustees, must be received by us no later than November 23, 2017 to be considered for inclusion in our proxy statement and form of proxy relating to such meeting.

You are urged to vote either by telephone (1-800-PROXIES or 1-800-776-9437) or on the Internet (www.voteproxy.com) by following the instructions on your Notice. For those of you who have elected email delivery, please follow the instructions for voting provided in the email. If you elect to receive your proxy materials by mail, please make sure to complete, sign, date and return your proxy card promptly to make certain your Shares will be voted at the Annual Meeting.

For the Trustees,

Dawn M. Becker
Executive Vice President—General
Counsel and Secretary

YOUR PROXY IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

PLEASE SUBMIT IT TODAY.

Appendix A

Funds From Operations

Funds from operations (“FFO”) is a supplemental non-GAAP financial measure of real estate companies’ operating performance. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as follows: net income, computed in accordance with U.S. GAAP, plus real estate related depreciation and amortization and excluding extraordinary items and gains and losses on the sale of real estate, and impairment write-downs of depreciable real estate. We compute FFO in accordance with the NAREIT definition, and we have historically reported our FFO available for common shareholders in addition to our net income and net cash provided by operating activities. It should be noted that FFO:

•

does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income);

•	should not be considered an alternative to net income as an indication of our performance; and

•	is not necessarily indicative of cash flow as a measure of liquidity or ability to fund cash needs, including the payment of dividends.

We consider FFO available for common shareholders a meaningful, additional measure of operating performance primarily because it excludes the assumption that the value of the real estate assets diminishes predictably over time, as implied by the historical cost convention of GAAP and the recording of depreciation. We use FFO primarily as one of several means of assessing our operating performance in comparison with other REITs. Comparison of our presentation of FFO to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the application of the NAREIT definition used by such REITs.

An increase or decrease in FFO available for common shareholders does not necessarily result in an increase or decrease in aggregate distributions because our Board of Trustees is not required to increase distributions on a quarterly basis unless necessary for us to maintain REIT status. However, we must distribute at least 90% of our taxable income to remain qualified as a REIT. Therefore, a significant increase in FFO will generally require an increase in distributions to shareholders although not necessarily on a proportionate basis.

The reconciliation of net income to FFO available for common shareholders is as follows:

	Year Ended December 31,
	2016	2015	2014
	(In thousands, except per share data)
Net income	$258,883	$218,424	$172,289
Net income attributable to noncontrolling interests	(8,973)	(8,205)	(7,754)
Gain on sale of real estate and change in control of interests, net	(31,133)	(28,330)	(4,401)
Depreciation and amortization of real estate assets	169,198	154,232	154,060
Amortization of initial direct costs of leases	16,875	15,026	12,391

Funds from operations	404,850	351,147	326,585
Dividends on preferred shares	(541)	(541)	(541)
Income attributable to operating partnership units	3,145	3,398	3,027
Income attributable to unvested shares	(1,095)	(1,147)	(1,474)

Funds from operations available for common shareholders (1)	$406,359	$352,857	$327,597

Weighted average number of common shares, diluted (2)	71,869	69,920	68,410
Funds from operations available for common shareholders, per diluted share (1)	$5.65	$5.05	$4.79

(1)

If the $19.1 million and the $10.5 million early extinguishment of debt charge incurred in 2015 and 2014, respectively, was excluded, our FFO available for common shareholders for 2015 and 2014 would have been $371.9 million and $338.1 million, respectively, and FFO available for common shareholders, per diluted share would have been $5.32 and $4.94, respectively.
(2)	The weighted average common shares used to compute FFO per diluted common share includes operating partnership units that were excluded from the computation of diluted EPS. Conversion of these operating partnership units is dilutive in the computation of FFO per diluted common share but is anti-dilutive for the computation of diluted EPS for the periods presented.

0	∎

FEDERAL REALTY INVESTMENT TRUST

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned, a shareholder of Federal Realty Investment Trust (the “Trust”), hereby constitutes and appoints DAWN M. BECKER and DANIEL GUGLIELMONE, or either of them, as the true and lawful attorneys and proxies of the undersigned, with full power of substitution in each of them, for and in the name of the undersigned, to vote and otherwise act at the Annual Meeting of Shareholders of the Trust to be held at AMP by Strathmore, 11810 Grand Park Avenue, North Bethesda, Maryland on Wednesday, May 3, 2017 at 10:00 a.m., or at any postponement or adjournment thereof, with respect to all of the Common Shares of Beneficial Interest of the Trust which the undersigned would be entitled to vote, with all the powers the undersigned would possess if personally present, on the following matters.

The undersigned hereby ratifies and confirms all that the aforesaid attorneys and proxies may do hereunder.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and of the accompanying Proxy Statement and revokes any proxy previously given with respect to the Annual Meeting.

(Continued and to be signed on the reverse side)

∎ 1.1	14475 ∎

ANNUAL MEETING OF SHAREHOLDERS OF

FEDERAL REALTY INVESTMENT TRUST

May 3, 2017

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Annual Meeting of Shareholders, Proxy Statement,

Form of Proxy Card and Annual Report/Form 10-K Wrap are available at:

http://ir.federalrealty.com/phoenix.zhtml?c=84166&p=proxy

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

¯  Please detach along perforated line and mail in the envelope provided.  ¯

∎      00003333333303040000    0                                                                                              050317

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND FOR “1 YEAR” ON PROPOSAL 4 AND THE PROXIES WILL VOTE IN THEIR SOLE JUDGMENT UPON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

ELECTRONIC ACCESS TO FUTURE DOCUMENTS If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.astfinancial.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.		1.	To elect the following Trustees as set forth in the accompanying Proxy Statement:
					FOR	AGAINST	ABSTAIN
			Jon E. Bortz		☐	☐	☐
			David W. Faeder		☐	☐	☐
			Elizabeth I. Holland		☐	☐	☐
			Gail P. Steinel		☐	☐	☐
			Warren M. Thompson		☐	☐	☐
			Joseph S. Vassalluzzo		☐	☐	☐
			Donald C. Wood		☐	☐	☐
					FOR	AGAINST	ABSTAIN
		2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.		☐	☐	☐
					FOR	AGAINST	ABSTAIN
		3.	To hold an advisory vote approving the compensation of our named executive officers.		☐	☐	☐
				1 year	2 years	3 years	ABSTAIN
		4.	To hold an advisory vote on the frequency of holding future votes on the compensation of our named executive officers.	☐	☐	☐	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐	5.	To consider and act upon any other matters properly coming before the meeting or any postponement or adjournment thereof.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

∎	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

∎

ANNUAL MEETING OF SHAREHOLDERS OF

FEDERAL REALTY INVESTMENT TRUST

May 3, 2017

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Annual Meeting of Shareholders, Proxy Statement, Form of Proxy Card and Annual Report/Form 10-K Wrap are available at: http://ir.federalrealty.com/phoenix.zhtml?c=84166&p=proxy

¯  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  ¯

∎    00003333333303040000     0                                                                                              050317

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND FOR “1 YEAR” ON PROPOSAL 4 AND THE PROXIES WILL VOTE IN THEIR SOLE JUDGMENT UPON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

ELECTRONIC ACCESS TO FUTURE DOCUMENTS If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.astfinancial.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.		1.	To elect the following Trustees as set forth in the accompanying Proxy Statement:
					FOR	AGAINST	ABSTAIN
			Jon E. Bortz		☐	☐	☐
			David W. Faeder		☐	☐	☐
			Elizabeth I. Holland		☐	☐	☐
			Gail P. Steinel		☐	☐	☐
			Warren M. Thompson		☐	☐	☐
			Joseph S. Vassalluzzo		☐	☐	☐
			Donald C. Wood		☐	☐	☐
					FOR	AGAINST	ABSTAIN
		2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.		☐	☐	☐
					FOR	AGAINST	ABSTAIN
		3.	To hold an advisory vote approving the compensation of our named executive officers.		☐	☐	☐
				1 year	2 years	3 years	ABSTAIN
		4.	To hold an advisory vote on the frequency of holding future votes on the compensation of our named executive officers.	☐	☐	☐	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐	5.	To consider and act upon any other matters properly coming before the meeting or any postponement or adjournment thereof.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

∎	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

∎

Important Notice of Availability of Proxy Materials for the Shareholder Meeting of

FEDERAL REALTY INVESTMENT TRUST

To Be Held On:

May 3, 2017 at 10:00 a.m.

at AMP by Strathmore, 11810 Grand Park Avenue, North Bethesda, Maryland

COMPANY NUMBER
ACCOUNT NUMBER
CONTROL NUMBER

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before 04/21/17.

Please visit http://ir.federalrealty.com/phoenix.zhtml?c=84166&p=proxy, where the following materials are available for view:

• Notice of Annual Meeting of Shareholders
• Proxy Statement
• Form of Proxy Card
• Annual Report/Form 10-K Wrap

TO REQUEST MATERIAL:	TELEPHONE: 888-Proxy-NA (888-776-9962) 718-921-8562 (for international callers)

E-MAIL: info@amstock.com

WEBSITE: https://us.astfinancial.com/proxyservices/requestmaterials.asp

TO VOTE:	ONLINE: To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

IN PERSON: You may vote your shares in person by attending the Annual Meeting.

TELEPHONE: To vote by telephone, please visit www.voteproxy.com to view the materials and to obtain the toll free number to call.

MAIL: You may request a card by following the instructions above.

Please note that you cannot use this notice to vote by mail.

1.      To elect the following Trustees as set forth in the accompanying Proxy Statement:

Jon E. Bortz

David W. Faeder

Elizabeth I. Holland

Gail P. Steinel

Warren M. Thompson

Joseph S. Vassalluzzo

Donald C. Wood

2.      To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

3.      To hold an advisory vote approving the compensation of our named executive officers.

4.      To hold an advisory vote on the frequency of holding future votes on the compensation of our named executive officers.

5.      To consider and act upon any other matters properly coming before the meeting or any postponement or adjournment thereof.